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                                                                    Exhibit 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 with respect to $500,000,000 aggregate principal amount of debt securities and shares of preferred stock and in Post Effective Amendments No. 1 to Registration Statements (Form S-3) No. 33-39479 and 33-39480 of National City Corporation for the registration of an aggregate of $500,000,000 of debt securities and/or preferred stock and to the incorporation by reference therein of our report dated January 21, 1994, with respect to the consolidated financial statements of National City Corporation included in its Annual Report on Form 10-K for the year ended December 31, 1993, as filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG

Cleveland, Ohio
June 24, 1994